SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
__________________________________________

Pursuant to Section 13 or 15 (d) of
The Securities Exchange Act of 1934

July 20, 2004
Date of report (date of earliest event reported)

    FOREST LABORATORIES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1-5438 (Commission File Number)	11-1798614 (I.R.S. Employer Identification Number)

909 Third Avenue New York, New York (Address of principal executive offices)		10022-4731 (Zip code)

(212) 421-7850
(Registrant's telephone number, including area code)

Item 12. Results of Operations and Financial Condition

On July 20, 2004, the Registrant issued a press release announcing its results of operations for the quarter ended June 30, 2004. A copy of the press release is included with this report as Exhibit 99(1).

Item 7. Financial Statements, Pro-Forma Financial Information and Exhibits

(c) Exhibit 99(1). Press release of Forest Laboratories, Inc. dated July 20, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: July 20, 2004

Forest Laboratories, Inc.
(Registrant)

/s/ John E. Eggers
John E. Eggers
Vice President - Finance and
Chief Financial Officer

Exhibit 99(1)

                                                                                                                 Company Contact:
                                                                                                                 CHARLES E. TRIANO
                                                                                                                 Vice President-Investor Relations
                                                                                                                 Forest Laboratories, Inc.
                                                                                                                 909 Third Avenue
                                                                                                                 New York, NY 10022
                                                                                                                 (212) 224-6714
                                                                                                                 charles.triano@frx.com

FOREST LABORATORIES REPORTS

FISCAL FIRST QUARTER EARNINGS OF $.60 PER SHARE

COMPANY RAISES FY05 EPS GUIDANCE to $2.40-$2.50

NEW YORK, July 20, 2004 - Forest Laboratories, Inc. (NYSE: FRX), an international pharmaceutical manufacturer and marketer, today announced that diluted earnings per share equaled $.60 in the first quarter of fiscal 2005, an increase of 25% from the reported $.48 in last year's first quarter. Net sales for the quarter increased 29% to $782,396,000 from $605,748,000 in the prior year. Sales in the quarter included $624,925,000 for Forest's antidepressant franchise which was comprised of $363,872,000 of Lexapro® (escitalopram oxalate) and $261,053,000 of Celexa® (citalopram HBr). Lexapro sales were driven by increased prescription volume while Celexa sales were impacted by lower prescription volume which was more than offset by a higher average selling price. The average pricing on Celexa during the quarter was a result of a 4% price increase implemented in early March 2004, elimination of managed-care rebates and greater number of pills per Celexa prescription due to the larger proportion of Celexa prescriptions in the mail-order segment. Namenda®, our NMDA receptor antagonist for the treatment of moderate to severe Alzheimer's disease, recorded sales of $57,368,000 during the quarter.

Net income in the current quarter increased 28% to $229,919,000 from $179,817,000 reported in the first quarter of the prior year. Selling, general and administrative expense increased 25% to $239,305,000 while research and development spending increased 60% to $85,283,000. Research and development spending included a one-time upfront payment to PAION GmbH for the U.S. and Canadian rights to desmoteplase, a compound being investigated for the treatment of acute ischemic stroke.

Howard Solomon, Chairman and Chief Executive Officer of Forest, said: "Our three principle promoted products, Lexapro, Namenda and the angiotensin receptor blocker Benicar®*, which we co-promote with Sankyo Pharma., continued their strong performance during the quarter increasing their respective market shares in response to continued growth in physician acceptance and patient response. The underlying prescription growth rate of the overall antidepressant market continued to grow in line with our previous expectations and we are encouraged by the strong prescription growth rates in the underlying markets for Namenda and Benicar."

Mr. Solomon continued: "Our strong financial performance this quarter will allow us to modify our earnings per share guidance for the fiscal year ending March 31, 2005 by increasing the lower end of our range from $2.35 to $2.40 while maintaining the upper end at $2.50."

Forest will host a conference call at 10:00 AM EDT today to discuss the results. The conference call will be webcast live beginning at 10:00 AM EDT on the Company's website at www.frx.com and also on the website www.streetevents.com. Please log on to either website at least fifteen minutes prior to the conference call as it may be necessary to download software to access the call. A replay of the conference call will be available until July 30, 2004 at both websites and also by dialing (800) 642-1687 (US or Canada) or +1 706 645-9291 (International). Conference ID: 8687994.

Except for historical information contained herein, this release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties that affect our business, including risk factors listed from time to time in the Company's SEC reports, including the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2004. Actual results may differ materially from those projected.

*Benicar is a registered trademark of Sankyo Pharma.

* * * * *

FOREST LABORATORIES, INC. AND SUBSIDIARIES
Consolidated Statement of Income
(Unaudited)
(In thousands, except per share amounts)	Three Months Ended June 30,
	2004	2003
Revenues:
Net sales	$782,396	$605,748
Other income	10,430	8,681
Net revenues	792,826	614,429

Costs and expenses: Cost of goods sold	177,201	140,668
Selling, general and administrative	239,305	191,494
Research and development	85,283	53,347
	501,789	385,509

Income before income tax expense	291,037	228,920

Income tax expense	61,118	49,103

Net income	$229,919	$179,817
	=======	=======
Net income per common and common
equivalent share:

Basic	$0.62	$0.49
	====	====
Diluted	$0.60	$0.48
	====	====
Weighted average number of common and common equivalent shares outstanding:

Basic	369,796	364,098
	======	======
Diluted	380,943	376,803
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